SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 18, 2008

PACIFIC ETHANOL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21467	41-2170618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Capitol Mall, Suite 2060 Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(916) 403-2123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Cautionary Statements

This Form includes forwarding looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding Pacific Ethanol, Inc. and its business that are not historical facts and are indicated by words such as “anticipates,” “expected,” “believes” and similar terms.  Such forward looking statements involve risks and uncertainties including, in particular, whether or on what terms we will be able to obtain the Pending Bank Waiver (as defined below), complete the Pending Equity Financing (as defined below) and complete and file our Annual Report on Form 10-K, as well as whether or not our final audited financial results as of, and for the year ended December 31, 2007, will comport with the preliminary information summarized herein.  Receipt of the Pending Bank Waiver requires the consent of the requisite percentage of our lenders and we may be required to make financial concessions beyond the waiver fee presently contemplated in order to obtain the waiver.  The Pending Equity Financing is subject to conditions to closing which must be satisfied before those funds are released and over which we do not have control.  Also, during the finalization of our Annual Report on Form 10-K we may identify further events which constitute material weaknesses in our internal control over financial reporting or other events which would constitute further breaches of the Credit Agreement (as defined below) requiring the receipt of one or more additional waivers from our lenders.  We can not assure you that any such waivers could be obtained or, if obtained, the terms thereof, or that we will not receive a qualified audit opinion from our independent registered public accounting firm.  In the absence of the waiver we will be required to reclassify the obligations under the Credit Agreement as short-term debt in our financial statements.  Further, the receipt of the Pending Equity Financing is necessary to stabilize our liquidity position.  Material risks and uncertainties exist regarding these matters, and we can not assure you that these transactions and filings will be completed on the terms described herein, or at all.  In addition, investors should also review the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

Item 1.01.  Entry into a Material Definitive Agreement.

Investment by Lyles United, LLC

Securities Purchase Agreement dated March 18, 2008 between Pacific Ethanol, Inc. and Lyles United, LLC

On March 18, 2008, Pacific Ethanol, Inc. (referred to as the “Company,” “we,” “us” or similar terms unless the context otherwise requires) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lyles United, LLC (the “Purchaser”).  The Purchase Agreement provides for the sale by the Company and the purchase by the Purchaser of (i) 2,051,282 shares of the Company’s Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”) at $19.50 per share, all of which would initially be convertible into an aggregate of 6,153,846 shares of the Company’s common stock based on an initial three-for-one conversion ratio, and (ii) a warrant (the “Warrant”) to purchase an aggregate of 3,076,923 shares of the Company’s common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $40 million. The Series B Preferred Stock is to be created under the Certificate of Designations described below.  The transactions contemplated by the Purchase Agreement are also referred to herein as the “Pending Equity Financing.”

The Purchase Agreement includes customary representations and warranties on the part of both the Company and the Purchaser and other customary terms and conditions.  The closing under the Purchase Agreement is subject to numerous customary closing conditions, as well as (i) the Company shall have received any and all consents, waivers or approvals from the holders of Series A Preferred Stock (as defined below) necessary to issue and deliver the Series B Preferred Stock, the Warrant, and the related dividend shares, conversion shares and warrant shares and to consummate the transactions contemplated under the Certificate of Designations (as defined below) and the related transaction documents, (ii) the Borrower’s (as defined in the Credit Agreement, as defined below, and who are indirect subsidiaries of the Company) receipt of waivers from a sufficient number of lenders party to that certain Credit Agreement, dated as of February 27, 2007 (as amended, the “Credit Agreement”), among Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC, Pacific Ethanol Magic Valley, LLC, Pacific Ethanol Holding Co. LLC and WestLB AG, New York Branch, as administrative agent, waiving all defaults under the Credit Agreement existing as of March 17, 2008, in a form substantially satisfactory to the Purchaser, (iii) after giving effect to the waivers described above, on the closing date there shall be no Defaults or Events of Default (as defined in the Credit Agreement) under the Credit Agreement, nor any defaults or events of default under any other loan agreement to which the Company or any of its affiliates are party, (iv) the filing of the Company’s Form 10-K for the year ended December 31, 2007 on or prior to March 31, 2008 with an audit opinion from the Company’s independent registered public accounting firm contained therein unqualified as to the Company’s ability to continue as a “going concern,” (v) the Company shall not have restated any of the Company’s financial statements nor shall the Company have filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) pursuant to Item 4.02 thereunder with respect to any of the Company’s financial statements filed with the SEC, (vi) no class action securities litigation shall have been commenced against the Company, and (vii) the Company’s common stock shall be listed for trading on The NASDAQ Global Market.  All closing conditions must be met (or waived) in full prior to April 30, 2008, otherwise the Purchaser shall not be required to proceed with the closing and the Purchase Agreement will terminate and be of no further force or effect.

In addition, the Purchase Agreement provides that the Company shall not undertake any project or series of projects involving the investment of more than $1.0 million of new capital, for the acquisition or improvement of a fixed asset which extends the life or increases the productivity of the asset, individually or in the aggregate, which is not already contemplated by the Company’s cash flow projections until the Company repays an aggregate of $30.0 million in debt loaned to the Company by the Purchaser as further described below.

The Warrant is to be exercisable at any time during the period commencing on the date that is six months and one day from the date of the Warrant and ending ten years from the date of the Warrant.  The form of Warrant contains customary anti-dilution provisions for stock splits, stock dividends and the like and other customary terms and conditions.

Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock

The Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock (the “Certificate of Designations”) provides for 3,000,000 shares of preferred stock to be designated as Series B Cumulative Convertible Preferred Stock. The Certificate of Designations is to be filed with the State of Delaware prior to the closing of the purchase and sale of the Series B Preferred Stock (the “Closing”). The 2,051,282 shares of Series B Preferred Stock are to be issued under the Purchase Agreement at a purchase price of $19.50 per share.  The Series B Preferred Stock ranks senior in liquidation and dividend preferences to the Company’s common stock and on parity with respect to dividend and liquidation rights with the Company’s Series A Cumulative Redeemable Convertible Preferred Stock (“Series A Preferred Stock”).  Holders of Series B Preferred Stock are entitled to quarterly cumulative dividends payable in arrears in cash in an amount equal to 7.00% of the purchase price per share of the Series B Preferred Stock on a pari passu basis with the holders of Series A Preferred Stock; however, subject to the provisions of the Letter Agreement described below, such dividends may, at the option of the Company, be paid in additional shares of Series B Preferred Stock based initially on the value of the purchase price per share of the Series B Preferred Stock. The holders of Series B Preferred Stock have a liquidation preference over the holders of the Company’s common stock equivalent to the purchase price per share of the Series B Preferred Stock plus any accrued and unpaid dividends on the Series B Preferred Stock but on a pro rata and pari passu basis with the holders of Series A Preferred Stock. A liquidation will be deemed to occur upon the happening of customary events, including transfer of all or substantially all of the capital stock or assets of the Company or a merger, consolidation, share exchange, reorganization or other transaction or series of related transaction, unless holders of 66 2/3% of the Series B Preferred Stock vote affirmatively in favor of or otherwise consent that such transaction shall not be treated as a liquidation.

The holders of the Series B Preferred Stock have conversion rights initially equivalent to three shares of common stock for each share of Series B Preferred Stock. The conversion ratio is subject to customary antidilution adjustments. In addition, antidilution adjustments are to occur in the event that the Company issues equity securities at a price equivalent to less than $6.50 per share, including derivative securities convertible into equity securities (on an as-converted or as-exercised basis). Certain specified issuances will not result in antidilution adjustments (the “Anti-Dilution Excluded Securities”), including (i) securities issued to employees, officers or directors of the Company under any option plan, agreement or other arrangement duly adopted by the Company, the issuance of which is approved by the Compensation Committee of the Board of Directors of the Company, (ii) any common stock issued upon conversion of the Series A Preferred Stock or as payment of dividends thereon, (iii) Series B Preferred Stock and any common stock issued upon conversion of the Series B Preferred Stock or as payment of dividends thereon, (iv) securities issued upon conversion or exercise of any derivative securities outstanding on the date the Certificate of Designations is first filed with the Delaware Secretary of State, and (v) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment to the conversion ratio of the Series B Preferred Stock is already made.  The shares of Series B Preferred Stock are also subject to forced conversion upon the occurrence of a transaction that would result in an internal rate of return to the holders of the Series B Preferred Stock of 25% or more. The forced conversion is to be based upon the conversion ratio as last adjusted. Notwithstanding the foregoing, no shares of Series B Preferred Stock will be subject to forced conversion unless the shares of common stock issued or issuable to the holders upon conversion of the Series B Preferred Stock are registered for resale with the SEC and eligible for trading on The NASDAQ Stock Market or such other exchange approved by holders of 66 2/3% of the then outstanding shares of Series B Preferred Stock. Accrued but unpaid dividends on the Series B Preferred Stock are to be paid in cash upon any conversion of the Series B Preferred Stock.

The holders of Series B Preferred Stock vote together as a single class with the holders of the Company’s Series A Preferred Stock and common stock on all actions to be taken by the Company’s stockholders.  Each share of Series B Preferred Stock entitles the holder to the number of votes equal to the number of shares of common stock into which each share of Series B Preferred Stock is convertible on all matters to be voted on by the stockholders of the Company.  Notwithstanding the foregoing, the holders of Series B Preferred Stock are afforded numerous customary protective provisions with respect to certain actions that may only be approved by holders of a majority of the shares of Series B Preferred Stock. These protective provisions include limitations on (i) the increase or decrease of the number of authorized shares of Series B Preferred Stock, (ii) increase or decrease of the number of authorized shares of other capital stock, (iii) generally any actions that have an adverse effect on the rights and preferences of the Series B Preferred Stock, (iv) the authorization, creation or sale of any securities senior to or on parity with the Series B Preferred Stock as to voting, dividend, liquidation or redemption rights, including subordinated debt, (v) the authorization, creation or sale of any securities junior to the Series B Preferred Stock as to voting, dividend, liquidation or redemption rights, including subordinated debt, other than the Company’s common stock, (vi) the authorization, creation or sale of any shares of Series B Preferred Stock other than the shares of Series B Preferred Stock authorized, created and sold under the Purchase Agreement, and (vii) engaging in a transaction that would result in an internal rate of return to holders of Series B Preferred Stock of less than 25%.

The holders of the Series B Preferred Stock are afforded preemptive rights with respect to certain securities offered by the Company.  The preemptive rights of the holders of the Series B Preferred Stock are subordinate to the preemptive rights of, and prior exercise thereof by, the holders of the Series A Preferred Stock.  So long as 50% of the shares of Series B Preferred Stock remain outstanding, and not including any securities of the Company as to which any holder of the Series A Preferred Stock has exercised its preemptive rights, each holder of Series B Preferred Stock has the right to purchase a pro rata portion of such securities equivalent to the number of shares of common stock then held by such holder (giving effect to the conversion of all shares of convertible preferred stock then held by such holder), divided by the total number of shares of common stock then held by all holders of the Series B Preferred Stock (giving effect to the conversion of all outstanding shares of convertible preferred stock then held by such holders), plus any amounts not purchased by other holders of Series B Preferred Stock. Notwithstanding the foregoing, certain proposed securities offerings will not result in preemptive rights in favor of the holders of the Series B Preferred Stock.  These offerings include offerings of Anti-Dilution Excluded Securities as well as the issuance of securities other than for cash pursuant to a merger, consolidation, acquisition or similar business combination by the Company approved by the Board of Directors of the Company.

Registration Rights Agreement to be entered into between Pacific Ethanol, Inc. and Lyles United, LLC

A Registration Rights Agreement between the Company and the Purchaser is to be executed upon the closing of the transactions contemplated by the Purchase Agreement. The Registration Rights Agreement is to be effective until the holders of the Series B Preferred Stock, and their affiliates, as a group, own less than 10% of the Series B Preferred Stock issued under the Purchase Agreement, including common stock into which such Series B Preferred Stock has been converted (the “Termination Date”).  The Registration Rights Agreement provides that holders of a majority of the Series B Preferred Stock, including common stock into which such Series B Preferred Stock has been converted, may demand and cause the Company, at any time after the first anniversary of the Closing, to register on their behalf the shares of common stock issued, issuable or that may be issuable upon conversion of the Series B Preferred Stock and as payment of dividends thereon, and upon exercise of the Warrant as well as upon exercise of a warrant to purchase 100,000 shares of the Company’s common stock at an exercise price of $8.00 per share and issued in connection with the extension of the maturity date of a loan, as discussed further below (collectively, the “Registrable Securities”).  Following such demand, the Company is required to notify any other holders of the Series B Preferred Stock or Registrable Securities of its intent to file a registration statement and, to the extent requested by such holders, include them in the related registration statement.  The Company is required to keep such registration statement effective until such time as all of the Registrable Securities are sold or until such holders may avail themselves of Rule 144 for sales of Registrable Securities without registration under the Securities Act of 1933, as amended. The holders are entitled to two demand registrations on Form S-1 and unlimited demand registrations on Form S-3; provided, however, that the Company is not obligated to effect more than one demand registration on Form S-3 in any calendar year.

In addition to the demand registration rights afforded the holders under the Registration Rights Agreement, the holders are entitled to “piggyback” registration rights. These rights entitle the holders who so elect to be included in registration statements to be filed by the Company with respect to other registrations of equity securities. The holders are entitled to unlimited “piggyback” registration rights.

Certain customary limitations to the Company’s registration obligations are included in the Registration Rights Agreement. These limitations include the right of the Company to, in good faith, delay or withdrawal registrations requested by the holders under demand and “piggyback” registration rights, and the right to exclude certain portions of holders’ Registrable Securities upon the advice of its underwriters. Following the registration of securities in which holders’ Registrable Securities are included, the Company is obligated to refrain from registering any of its equity securities or securities convertible into equity securities until the earlier of the sale of all Registrable Securities subject to such registration statement and 180-days following the effectiveness of such registration statement. The Registration Rights Agreement also provides for customary registration procedures. The Company is responsible for all costs of registration, plus reasonable fees of one legal counsel for the holders, which fees are not to exceed $25,000 per registration.

The Registration Rights Agreement includes customary cross-indemnity provisions under which the Company is obligated to indemnify the holders and their affiliates as a result of losses caused by untrue or allegedly untrue statements of material fact contained or incorporated by reference in any registration statement under which Registrable Securities are registered, including any prospectuses or amendments related thereto. The Company’s indemnity obligations also apply to omissions of material facts and to any failure on the part of the Company to comply with any law, rule or regulation applicable to such registration statement. Each holder is obligated to indemnify the Company and its affiliates as a result of losses caused by untrue or allegedly untrue statements of material fact contained in any registration statement under which Registrable Securities are registered, including any prospectuses or amendments related thereto, which statements were furnished in writing by that holder to the Company, but only to the extent of the net proceeds received by that holder with respect to securities sold pursuant to such registration statement. The holders’ indemnity obligations also apply to omissions of material facts on the part of the holders.

In addition, the Registration Rights Agreement provides for reasonable access on the part of the Purchaser to all of the Company’s books, records and other information and the opportunity to discuss the same with management of the Company.  The Registration Rights Agreement includes customary representations and warranties on the part of both the Company and the Purchaser and other customary terms and conditions.

Relationship with Lyles United, LLC

The Company has had a lengthy business relationship with affiliates of, as well as prior business dealings with, Lyles United, LLC, as further described below.

In June 2003, Lyles Diversified, Inc., an affiliate of Lyles United, LLC, loaned $5.1 million to Pacific Ethanol California, Inc. (“PEI California”).  As partial consideration for the loan, PEI California issued 1,000,000 shares of common stock to Lyles Diversified, Inc.  Up to $1.5 million of the loan was convertible into additional shares of PEI California’s common stock at a rate of $1.50 per share.  Lyles Diversified, Inc. converted portions of the loan from time to time into an aggregate of 335,121 shares of PEI California’s common stock.  PEI California subsequently became a wholly-owned subsidiary of the Company’s and in connection therewith, all of Lyles Diversified, Inc.’s shares of PEI California’s common stock were exchanged for shares of the Company’s common stock on a one-for-one basis.  The loan was subsequently assigned to the Company and Lyles Diversified, Inc. converted the remaining balance of the $1.5 million initially eligible to be converted into 664,879 shares of the Company’s common stock. In aggregate, Lyles Diversified, Inc. received 2,000,000 shares of the Company’s common stock in connection with the loan transaction and the conversion of $1.5 million of debt.  The loan was later further assigned to Pacific Ethanol Madera LLC (“PEI Madera”), an indirect subsidiary of the Company.

In November 2005, PEI Madera entered into a Design-Build Agreement with W.M. Lyles Co., an affiliate of Lyles United, LLC, that provided for design and build services to be rendered by W.M. Lyles Co. to PEI Madera with respect to the Company’s ethanol production facility in Madera, California.  The Madera facility was completed in October 2006.

In September 2007, Pacific Ethanol Stockton LLC (“PEI Stockton”), an indirect subsidiary of the Company, entered into a Construction Agreement with W.M. Lyles Co., an affiliate of Lyles United, LLC, for W.M. Lyles Co. to provide construction management and construction services to PEI Stockton with respect to the Company’s ethanol production facility in Stockton, California.  In December 2007, W.M. Lyles Co. assigned the Construction Agreement to Lyles Mechanical Co., another affiliate of Lyles United, LLC.  The Stockton facility is in the process of being constructed.

In November 2007, Pacific Ethanol Imperial, LLC (“PEI Imperial”), an indirect subsidiary of the Company, borrowed $15.0 million from Lyles United, LLC under a Secured Promissory Note containing customary terms and conditions.  The loan accrues interest at a rate equal to the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus two percent (2.00%), computed on the basis of a 360-day year of twelve 30-day months.  The loan was due 90-days after issuance or, if extended at the option of PEI Imperial, 365-days after the end of such 90-day period. This loan was extended by PEI Imperial and is due February 25, 2009.  The Secured Promissory Note provided that if the loan was extended, the Company was to issue a warrant to purchase 100,000 shares of the Company’s common stock at an exercise price of $8.00 per share.  The Company is to issue this warrant simultaneously with the closing of the transactions contemplated by the Purchase Agreement, or alternatively not later than April 30, 2008.  The warrant will be exercisable at any time during the 18-month period after the date of issuance.  The loan is secured by substantially all of the assets of PEI Imperial pursuant to a Security Agreement dated November 28, 2007 by and between PEI Imperial and Lyles United, LLC that contains customary terms and conditions and an Amendment No. 1 to Security Agreement dated December 27, 2007 by and between PEI Imperial and Lyles United, LLC (collectively, the “Security Agreement”).  The Company has guaranteed the repayment of the loan pursuant to an Unconditional Guaranty dated November 28, 2007 containing customary terms and conditions.  In connection with the loan, PEI Imperial entered into a Letter Agreement dated November 28, 2007 with Lyles United, LLC under which PEI Imperial committed to award the primary construction and mechanical contract to Lyles United, LLC or one of its affiliates for the construction of an ethanol production facility at the Company’s Imperial Valley site near Calipatria, California (the “Project”), conditioned upon PEI Imperial electing, in its sole discretion, to proceed with the Project and Lyles United, LLC or its affiliate having all necessary licenses and is otherwise ready, willing and able to perform the primary construction and mechanical contract.  In the event the foregoing conditions are satisfied and PEI Imperial awards such contract to a party other than Lyles United, LLC or one of its affiliates, PEI Imperial will be required to pay to Lyles United, LLC, as liquidated damages, an amount equal to $5.0 million.

In December 2007, PEI Imperial borrowed an additional $15.0 million from Lyles United, LLC under a second Secured Promissory Note containing customary terms and conditions.  The loan accrues interest at a rate equal to the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus two percent (2.00%), computed on the basis of a 360-day year of twelve 30-day months.  The loan is due on March 31, 2008 or, if extended at the option of PEI Imperial, on March 31, 2009.  If the loan is extended, the interest rate increases by two percentage points. The loan is secured by substantially all of the assets of PEI Imperial pursuant to the Security Agreement. The Company has guaranteed the repayment of the loan pursuant to an Unconditional Guaranty dated December 27, 2007 containing customary terms and conditions.  The Company intends to extend the due date of the second Secured Promissory Note.

Ancillary Agreements

Letter Agreement to be entered into by and between Pacific Ethanol, Inc., and Lyles United, LLC

In connection with the closing of the transactions contemplated by the Purchase Agreement, the Company will enter into a Letter Agreement with Lyles United, LLC under which the Company expressly waives its rights under the Certificate of Designation to make dividend payments in additional shares of Series B Preferred Stock in lieu of cash dividend payments without the prior written consent of Lyles United, LLC.

Item 2.02.  Results of Operations and Financial Condition.

Form 12b-25.  In the Form 12b-25 we filed today with the SEC we provided certain information regarding our presently expected results of operations for the quarter and year ended December 31, 2007 and as to our liquidity position.  The information provided was as follows:

Unaudited Preliminary Results of Operations

The following results of operations are preliminary and have not been audited or otherwise reviewed by our independent auditors.  The Company’s final, audited results of operations could be materially different from the unaudited preliminary results of operations set forth below.

Introductory Note:  Please see the information under the caption “Cautionary Statements” above which sets forth important disclosure regarding forward-looking statements contained in this Form.

Three Months Ended December 31, 2007

The Company anticipates reporting net sales of approximately $130.4 million for the fourth quarter of 2007 as compared to net sales of $80.6 million for the same period in 2006.  The increase in net sales resulted primarily from an increase in the volume of ethanol sold by the Company and was partially offset by lower average sales prices.  The volume of ethanol sold by the Company in the fourth quarter of 2007 increased by approximately 82% as compared to the same period in 2006 and by approximately 16% as compared to the third quarter of 2007.  The Company’s average sales price of ethanol decreased by $0.29 per gallon, or 13%, to $1.97 per gallon in the fourth quarter of 2007 from an average sales price of $2.26 per gallon in the same period in 2006.

The Company anticipates reporting gross profit of approximately $1.7 million for the fourth quarter of 2007 as compared to gross profit of $11.7 million for the same period in 2006.  The Company anticipates reporting that its gross profit margin was approximately 1.3% for the fourth quarter of 2007 as compared to a gross profit margin of 14.6% for the same period in 2006.  The decline in the Company’s gross profit and gross profit margins was primarily due to a lower average sales price of ethanol, as discussed above, and significantly higher corn costs.

The Company anticipates reporting a net loss of approximately $14.7 million for the fourth quarter of 2007 as compared to a net loss of $3.1 million for the same period in 2006.  The Company anticipates that its net loss will include non-cash expenses of approximately $4.4 million from interest rate derivatives related to future periods and approximately $2.0 million from write-downs of deferred financing fees associated with the Company’s suspension of construction at its Imperial Valley facility near Calipatria, California.  The Company also anticipates its net loss will include a gain of approximately $0.9 million from mark-to-market adjustments for commodity derivatives related to future periods.

The Company anticipates reporting loss available to common stockholders of approximately $15.8 million for the fourth quarter of 2007, net of preferred stock dividends, as compared to a loss available to common stockholders of $4.2 million for the fourth quarter of 2006.

The Company anticipates reporting a diluted net loss per common share of approximately $0.39 for the fourth quarter of 2007 as compared to a net loss per common share of $0.11 for the same period in 2006.  The Company had 40.1 million weighted-average basic and diluted shares outstanding for the fourth quarter of 2007.

Year Ended December 31, 2007

The Company anticipates reporting net sales of approximately $461.5 million for the year ended December 31, 2007 as compared to net sales of $226.4 million for 2006.  The increase in net sales resulted primarily from an increase in the volume of ethanol sold by the Company and was partially offset by lower average sales prices.  The volume of ethanol sold by the Company in year ended December 31, 2007 increased by approximately 87% as compared to 2006.  The Company’s average sales price of ethanol decreased by $0.13 per gallon, or 6%, to $2.15 per gallon in the year ended December 31, 2007 from an average sales price of $2.28 per gallon in 2006.

The Company anticipates reporting gross profit of approximately $32.9 million for the year ended December 31, 2007 as compared to gross profit of $24.8 million for 2006.  The Company anticipates reporting that its gross profit margin was approximately 7.1% for the year ended December 31, 2007 as compared to a gross profit margin of 11.0% for 2006.  The decline in the Company’s gross profit and gross profit margins were primarily due to a lower average sales price of ethanol, as discussed above, significantly higher corn costs and derivative losses from locking in margins during the year.

The Company anticipates reporting a net loss of approximately $14.4 million for the year ended December 31, 2007 as compared to a net loss of $0.1 million for 2006.  The Company anticipates that its net loss will include a non-cash expense of approximately $5.4 million from interest rate derivatives related to future periods, approximately $3.0 million from mark-to-market adjustments for commodity derivatives related to future periods, approximately $2.9 million from amortization of intangible assets related to the Company’s acquisition of Front Range Energy, LLC, and approximately $2.0 million from write-downs of deferred financing fees associated with the Company’s suspension of construction at its Imperial Valley facility near Calipatria, California.

The Company anticipates reporting loss available to common stockholders of approximately $18.6 million for the year ended December 31, 2007, net of preferred stock dividends, as compared to a loss available to common stockholders of $87.1 million for 2006, of which $84.0 million was a non-cash deemed dividend resulting from the Company’s issuance of its Series A Cumulative Redeemable Convertible Preferred Stock in the second quarter of 2006.

The Company anticipates reporting a diluted net loss per common share of approximately $0.47 for the year ended December 31, 2007 as compared to a net loss per common share of $2.50 for 2006, the latter of which included the non-cash deemed dividend described above.  The Company had 39.9 million weighted-average basic and diluted shares outstanding for the year ended December 31, 2007.

Liquidity and Capital Resources

The Company presently has extremely limited liquidity and requires substantial additional financing to conduct its operations and achieve its business objectives.  If the Company is unable to obtain substantial additional financing, it will be unable to achieve its business objectives, will be forced to delay or abandon the construction of one or more plants and may be forced to delay or abandon its plant expansion program in its entirety.  The Company’s inability to raise substantial additional financing will also materially hamper its ongoing operations and have a material adverse effect on the Company’s results of operations, liquidity and cash flows.  In addition to the $40.0 million Pending Equity Financing described above, the Company is presently exploring other potential sources of new financing to provide additional working capital for its business and for the repayment of liabilities.

As discussed above, the Company has recently raised $30.0 million in debt financing from Lyles United, LLC and has signed an agreement with this investor in respect of the Pending Equity Financing.  However, the closing of the Pending Equity Financing is subject to numerous customary closing conditions as well as closing conditions distinct to that transaction, many of which are beyond the Company’s control.  Accordingly, the Company may be unable to successfully close the Pending Equity Financing.

The Company is currently in default under its Credit Agreement for the construction and financing of ethanol facilities.  The Company is endeavoring to obtain the Pending Bank Waiver in respect of its defaults from its lenders.  Failure to obtain the Pending Bank Waiver (as defined below) would permit the lenders under the Credit Agreement to pursue remedies thereunder, including acceleration of the maturity date of the underlying borrowings.  In addition, if the Company is unable to obtain these waivers, it will be required to reclassify a substantial amount of long-term debt as short-term.  Obtaining the Pending Bank Waiver is a condition to the closing of the Pending Equity Financing.

The Company’s need for additional capital is due to numerous factors that arose or that the Company identified in the fourth quarter of 2007.  The Company experienced higher than forecast construction costs at its Burley, Idaho and Stockton, California facilities as a result of unanticipated change orders.  The Company also incurred higher costs related to the completion of “punch list” items at the Company’s Boardman, Oregon facility and costs related to the suspension of the Company’s Imperial Valley facility near Calipatria, California.  In aggregate, the cost overruns that arose or that were identified in the fourth quarter of 2007 were approximately $27 million.  In addition, funding under the construction loan facility of the Credit Agreement will occur later than previously anticipated.  Consequently, the Company expects to fund approximately $29 million for the ongoing construction of its Burley and Stockton facilities.  A significant portion of the $29 million is expected to be recovered upon completion of the Burley and Stockton facilities, at which time the Company expects to draw additional loan proceeds under the terms of its existing Credit Agreement.  In addition to the above factors, the Company also continued to experience adverse ethanol market conditions in the fourth quarter of 2007 and extending into 2008 resulting in cash generated from operations being lower than originally forecast.

Stockholders Equity.

As of December 31, 2007, the Company had stockholders equity of approximately $282,286,000 and 40,606,214 shares were outstanding.

Item 8.01.  Other Events.

We are aware of several events or circumstances which constitute defaults under the Credit Agreement and for which we are seeking waivers from our lenders, including:

•
When filed, we expect that our Annual Report on Form 10-K will disclose the existence of a material weakness in our internal control over financial reporting due to an error our auditors discovered related to the accrual of construction-related invoices in the fourth quarter of 2007.  Amounts totaling $8.2 million were incorrectly recorded in January 2008 for purposes of our internal financial statements when they should have been accrued in December 2007.  The error, which constituted a material weakness, involved accruals to the CIP (construction in progress) account and corresponding accruals to current liabilities.  The error affected the consolidated balance sheet only.  There was no income statement or statement of cash flows effect, nor was there any impact on the construction budgets.  We have instituted actions designed to remediate this material weakness.  Unless waived, the Company’s disclosure of any “material weakness in its internal controls” in our Annual Report on Form 10-K will be a default under the Credit Agreement.

•
Pursuant to the terms of the Credit Agreement, we are generally required to deposit all revenues related to the production facilities financed under this agreement in segregated revenue accounts which are controlled by our lenders.  The Credit Agreement includes specific covenants governing our use of those funds.  On Wednesday, March 12, 2008, our senior management was informed that an unauthorized deviation from the Credit Agreement requirements related to the segregated revenue accounts had occurred.  These actions were apparently undertaken for the purpose of optimizing our cash position but without regard to the covenants in the Credit Agreement.  Our review to date has established that these actions took place beginning in August 2007.  Remedial actions have been taken to rectify this control deficiency and prevent its recurrence, including the reassignment of cash management responsibilities to our chief financial officer.  Since at all times the misdirected funds remained within our consolidated financial group, we do not believe that these unauthorized internal cash transfers caused our consolidated results of operations to be misstated.  However, unless waived, these actions resulted in a violation of a number of covenants in the Credit Agreement and the conditions which permitted these actions to occur may involve one or more additional material weaknesses in our internal control over financial reporting.  Based on the analysis completed to date, we believe that the net amount of cash which was diverted from the segregated revenue accounts to other internal uses was approximately $3.9 million as of February 29, 2008 (the “Deposit Shortfall”), which constitutes a default of the Credit Agreement.

•
The Credit Agreement required that, on the date of the initial fundings for the Madera and Boardman plants, a designated debt service reserve related to the loans for such borrower should have been deposited into the debt service reserve account controlled by the lenders.  This amount, $3.4 million in the aggregate (the “DSR Shortfall”), has not been deposited as required by the Credit Agreement, which constitutes a default of the Credit Agreement.

•	Unless waived, the Credit Agreement limits us to no more than seven separate Eurodollar loans outstanding at any time. There are presently eight such loans outstanding.

•
The Credit Agreement provides that the “final completion” of the Madera plant and Boardman plant should already have occurred.  One of the conditions to “final completion” is that the borrowers pay all remaining project costs related to the construction of the particular plant.  We are still in the process of negotiating final payments with our contractors.  We are proposing to agree with our lenders to achieve “final completion” on or prior to May 16, 2008.  As previously disclosed, both plants have been put into operation notwithstanding the failure to achieve “final completion” on time, however that failure constitutes a default of the Credit Agreement.

In connection with a proposed waiver, we are also requesting that the lenders permit us to perform certain calculations called for by the Credit Agreement on a weekly, instead of monthly, basis in order to better mach cash flow with operating requirements.

The agent bank for the Credit Agreement is aware of the foregoing and has advised us and the other lenders party to the Credit Agreement that it supports a waiver of the defaults described above.  A written waiver request (the “Pending Bank Waiver”) was presented to our bank lending group on March 16, 2008 and we are awaiting the approval of this waiver by the requisite lenders, representing lenders of at least a majority of the amounts committed under the Credit Agreement.  If the waiver is approved, we will be obligated to pay the lenders under the Credit Agreement a consent fee in an amount that has not yet been finalized, but which we are estimating to be approximately $500,000.  As of March 17, 2008, there was $129.5 million principal amount outstanding under the Credit Agreement.

We have also advised our lenders under the Credit Agreement that we will deposit the Deposit Shortfall and the DSR Shortfall, aggregating $7.3 million, in the proper accounts.  Funding this payment will further significantly strain our present extremely limited liquidity position.

Item 9.01.  Financial Statements and Exhibits.

(a)  Financial statements of businesses acquired.  Not applicable.

(b)  Pro forma financial information.  Not applicable.

(c)  Shell company transactions.  Not applicable.

(c)  Exhibits.

Number	Description

10.1	Securities Purchase Agreement dated March 18, 2008 between Pacific Ethanol, Inc. and Lyles United, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ETHANOL, INC.

Date: March 18, 2008	By:	/s/ Christopher W. Wright
Christopher W. Wright
Vice President, General Counsel & Secretary

EXHIBITS FILED WITH THIS REPORT

Number	Description

10.1	Securities Purchase Agreement dated March 18, 2008 between Pacific Ethanol, Inc. and Lyles United, LLC